Exhibit 99.

FOR IMMEDIATE RELEASE
                                                                 Media Contact:
                                                                Mark J. Coleman
                                      Senior Vice President - Marketing & Sales
                                                                 (919) 595-6005

                   MIDWAY AIRLINES TO ACQUIRE 737-700 AIRCRAFT
                         17 FIRM ORDERS PLUS 10 OPTIONS

         RALEIGH-DURHAM, N.C. - June 14, 1999 - Midway Airlines (Nasdaq: MDWY) today announced placement of firm orders with The Boeing Company for 15 737-700 aircraft along with options to acquire another 10. In addition to the aircraft being acquired directly from Boeing, Midway will lease two 737-700s from GE Capital Aviation Services. The initial delivery is scheduled for December 1999, with four aircraft scheduled for delivery in 2000, seven in 2001 and five in 2002.
         The new aircraft will be used to add capacity in major markets already served by Midway and are expected to materially reduce Midway's average cost per seat mile flown. Robert Ferguson, Midway's president and chief executive officer said, "Strong traffic fueled by dramatic growth in the local Raleigh-Durham market combined with great geography for connecting service along the eastern seaboard require Midway to respond with added capacity and lower costs." He continued, "Not only is the 737 the most popular aircraft ever built, it is one of the most efficient. The 737-700 will compliment our smaller Canadair Regional Jets and F-100 aircraft allowing us to take full advantage of our 20 gates at Raleigh-Durham."

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         Midway currently operates a jet fleet of 8 Fokker F-100's and 12
Candadair Regional Jets to offer more than 130 daily flights to 25 destinations in 14 states and the District of Columbia. With an average age of less than three years, Midway's fleet is among the youngest in the world.
         Steven Westberg, Midway's chief financial officer said, "We estimate our total cost per 737-700 flight will be about the same as an F-100, thus gaining us the equivalent of 30 free seats per trip. That magnitude of reduction in cost per seat will position us well to compete effectively in our East Coast markets."
         Midway Airlines offers exceptional Carolina Class(R) in-flight service, including assigned seating, AAdvantage(R) Frequent Flyer miles, friendly flight attendants, leather seats, gourmet coffee, hot towel and mint service, and one of the best on-time arrival records in the industry. Travelers can obtain additional information about Midway Airlines by visiting the Company's web site at www.midwayair.com.

         Comments made in this release regarding Midway Airlines' business, which are not historical facts, are "forward-looking statements." Such statements, such as comments on aircraft deliveries and operating costs, involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. A discussion of such risks and uncertainties is provided in the Company's 1998 report on Form 10K.





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                                   SIGNATURES
                                 --------------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              MIDWAY AIRLINES CORPORATION


                                              By: /s/ Jonathan S. Waller
                                              --------------------------
Dated:  June 25, 1999                                 Jonathan S. Waller
                                                         Senior Vice President


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